Exhibit 3.1

STATE OF MINNESOTA SECRETARY OF STATE AMENDMENT OF ARTICLES OF INCORPORATION

READ THE INSTRUCTIONS BEFORE COMPLETING THIS FORM
1.	Retain the original signed copy of this document for your records and submit a legible photocopy for filing with the Secretary of State.
2.	There is a $35.00 fee payable to the MN Secretary of State,
3.	Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

CORPORATE NAME: (List the name of the company prior to any desired name change)

Swordfish Financial, Inc.

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

Format (mm/dd/yyyy)

The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional pages.

ARTICLE III
Authorized Capital

The total authorized number of shares of this corporation is Five Hundred Million (500,000,000) shares of common stock with a par value of sixteen cents ($.16) per share and Fifty Million (50,000,000) shares of preferred stock with a par value of one hundred of a cent ($.0001) per share. The Board of Directors has the authority to establish more than one class or series of shares and to set the relative rights and preferences of any such different class or series.

This amendment has been approved pursuant to Minnesota Statutes, Chapter 302A or 317A.

I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath.

/s/ Randy Moseley

Signature of Authorized Person or Authorized Agent Name and telephone number of contact person:	Randy Moseley	817-296-3877
	Please Print Legibly	PhoneNumber

FILE IN-PERSON OR MAIL TO:
Minnesota Secretary of State - Business Services
Retirement Systems of Minnesota Building
60 Empire Drive, Suite 100
St Paul, MN 55103
(Staffed 8:00 - 4:00, Monday - Friday, excluding holidays)
To obtain a copy of a form you can go to our web site at www.sos.state.mn.us , or contact us between 9:00am to 4:00pm, Monday through Friday at (651) 296-2803 or toll free 1-877-551-6767.

All of the information on this form is public. Minnesota law requires certain information to be provided for this type of filing. If that information is not included, your document may be returned unfiled. This document can be made available in alternative formats, such as large print, Braille or audio tape, by calling (651) 296-2803/voice.